Filed Pursuant to Rule 424(b)(2)
File No. 333-195697

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium Term Notes, Series N, Fixed Rate Notes	$2,500,000,000	99.666%	$2,491,650,000	$289,529.73

(1)	The total registration fee of $289,529.73 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 9 dated February 11, 2015

(to Prospectus Supplement dated May 30, 2014

and Prospectus dated May 5, 2014)

WELLS FARGO & COMPANY

Medium-Term Notes, Series N

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,500,000,000

Trade Date:	February 11, 2015

Original Issue Date (T+5):	February 19, 2015

Stated Maturity Date:

February 19, 2025; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Interest Rate:	3.00%

Interest Payment Dates:	Each February 19 and August 19, commencing August 19, 2015, and at maturity

Price to Public (Issue Price):	99.666%, plus accrued interest, if any, from February 19, 2015

Agent Discount (Gross Spread):	0.45%

All-in Price (Net of Agent Discount):	99.216%, plus accrued interest, if any, from February 19, 2015

Net Proceeds:	$2,480,400,000

Benchmark:	UST 2.25% due November 15, 2024

Benchmark Yield:	1.969%

Spread to Benchmark:	+107 basis points

Re-Offer Yield:	3.039%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$2,250,000,000

Agents (Senior Co-Managers):	BB&T Capital Markets,
	a division of BB&T Securities, LLC	75,000,000
	Capital One Securities, Inc.	75,000,000
	Desjardins Securities Inc.	50,000,000

Agents (Junior Co-Managers):	CastleOak Securities, L.P.	12,500,000
	Drexel Hamilton, LLC	12,500,000
	Loop Capital Markets LLC	12,500,000
	Samuel A. Ramirez & Company, Inc.	12,500,000

	Total:	$2,500,000,000

Plan of Distribution:

On February 11, 2015, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.216%, plus accrued interest, if any, from February 19, 2015. The purchase price equals the issue price of 99.666% less a discount of 0.45% of the principal amount of the notes.

Desjardins Securities Inc. is not a U.S. registered broker-dealer, and, therefore, will not affect any offers or sales of any notes in the United States or will do so only through one or more registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:	Tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BGH7

2